JOINT VENTURE AGREEMENT

This Joint Venture Agreement dated March 18, 1999 is made in two original copies between

(1)  Hollinger Digital, Inc, ("HDI")

 and

(2)  American Alliance, Inc. ("AMRE")


RECITALS

A. HDI is the operator of "ukmax.com", a United Kingdom directed horizontal Internet portal, and wishes to offer aggregated media streaming content offered by AMRE on its website on a co-branded basis.

B. AMRE is the operator of "whatsonline.com", a vertical aggregator of worldwide online media streaming content, has agreed to provide its content to HDI on a co-branded basis.

THE PARTIES HEREBY AGREE TO AS FOLLOWS:

1. CO-BRANDED ALLIANCE. On its website, www.ukmax.com, HDI shall provide a direct hyperlink, by button, banner or other such impression mechanism, to AMRE from the front page of www.ukmax.com, allowing users seeking media streaming content to link directly to www.whatsonline.com. HDI also shall provide other such direct links to AMRE's website from other pages within HDI's website, specifically relating to sports, entertainment, news, fashion, travel, health and weather, and any other topics mutually deemed appropriate by HDI and AMRE.

2. AGGREGATE CONTENT. AMRE shall aggregate readily available and deliverable media streaming content, both audio and video, on a worldwide basis, with particular emphasis on UK market content and other mutually agreed upon countries, and make such available to users of www.ukmax.com through a direct hyperlink provided by HDI.

3. INDEMNITY. Each party shall indemnify the other party and hold the other party harmless against any liabilities, costs, or damages, including reasonable attorney's fees, resulting from the indemnifying party's conduct pursuant to this agreement.

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4.  EXCLUSIVE  AGREEMENT.  For the term of this Joint  Venture  Agreement,  AMRE agrees to not enter into any similar Joint Venture Agreement with any entity engaged in a similar business as HDI within the United Kingdom without the prior written permission of HDI. HDI agrees that permission will not be unreasonably withheld. HDI further agrees that it shall use best efforts not to place content on the www.ukmax.com site, which directly competes with content provided by AMRE.

5. REVENUE SHARING. HDI shall have sole responsibility and management control of the advertising, marketing, promotion and sales effort related to the ukmax.com/whatsonline.com co-branded web site components offered at www.ukmax.com. HDI shall retain 50% of all net revenues generated from advertising, marketing, subscription, or other sources relating to the ukmax.com/whatsonline.com co-branded presence at www.ukmax.com and shall forward 50% of all such revenues to AMRE in US Dollars. For this purpose, "net revenues" shall mean gross reveneus after deduction of a flat 30% sales commission. Such payments shall be made on a quarterly basis, with payments due within 30 days of the end of each quarterly period.

6. TERM OF AGREEMENT. This Joint Venture Agreement may be cancelled for any reason by either party giving 90 days written notice.

7. CANCELLATION. This Joint Venture Agreement may be cancelled for any reason by either party giving 90 days written notice.

8. PROTECTION OF IDENTITY. Neither party shall willfully make alterations or allow misrepresentation of any logo(s), copyright material(s), identity(ies), brand(s) or trademark(s) of the other. Where such umages need to be altered to accommodate technical design limitations in web site construction, design or layout, written permission will first be obtained. Such permission not to be unreasonbly denied by either party. This agreement does not convey any rights in intellectual property, brands, logos, or copyright, from either party to the other.

     IN WITNESS WHEREOF, the Parties have executed this agreement on the day and year first indicated above.

AMERICAN ALLIANCE, INC.               HOLLINGER DIGITAL, INC.


/s/ Harmel S. Rayat                   /s/ Phillip Kunsberg
-------------------                   --------------------
Harmel S. Rayat, Director             Phillip Kunsberg, Exec. VP General Counsel

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